Exhibit 99.1

PRESS RELEASE

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. TO ADD A 185,000 BARREL ARTICULATED TUG BARGE UNIT TO BE OPERATED  FOR A MAJOR CUSTOMER

NEW YORK, SEPTEMBER 19, 2007 — K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has entered into a letter of intent with the Manitowoc Marine Group to construct a 185,000 barrel articulated tug-barge unit.  The expected cost is between $68 million to $70 million with delivery projected for the fourth quarter of calendar 2009.  The Partnership also has an agreement in principle for a long-term charter for the unit with a major customer that is expected to commence upon delivery.  The letter of intent, which includes an option to build a second unit of similar design and cost, is subject to various conditions, including the execution and delivery of definitive agreements with respect to the construction of the unit.

President and CEO Timothy J. Casey said “This is yet another example of organic growth opportunities we have as a result of our wide geographic reach.  This new project is a direct result of our recent West Coast acquisition.  The anticipated long-term charter adds to our earnings visibility and we expect the contribution to be accretive to our distributable cash flow in fiscal 2010 and beyond”.

About K-Sea Transportation Partners

K-Sea Transportation Partners is the largest coastwise tank barge operator, measured by barrel-carrying capacity, in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the cost and expected delivery date of the articulated tug-barge unit, the ability to enter into mutually agreeable definitive agreements with respect to the construction of the unit, and the acceptance of the unit upon delivery by the charter party.  These statements involve risks and uncertainties, including, but not limited to, cost overruns or delays in the construction of the unit, potential changes in customer specifications or expectations, possible disagreements with Manitowoc Marine Group in negotiations with respect to definitive construction agreements, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818